Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO Reports on Preliminary Inspection of its Gulf of Mexico Rig Fleet Following Hurricane Katrina

Dallas, Texas, August 31, 2005 ... ENSCO International Incorporated (NYSE: ESV) announced that based on aerial and other initial inspections of its Gulf of Mexico rig fleet impacted by Hurricane Katrina, none of the Company's jackup rigs appear to have sustained any significant damage from the storm. The Company has already re-manned some rigs and this process is underway on the remainder of the fleet.

As previously reported, the ENSCO 7500, the Company's deepwater semisubmersible rig, which had been evacuated before the onset of the hurricane, has been re-boarded, power restored and is holding position. The rig initially was listing four degrees, has now been trimmed and inspection is underway.

Initial observations of ENSCO 29, one of the Company's three Gulf of Mexico platform rigs, indicate that the rig apparently sustained significant damage as a result of Hurricane Katrina. ENSCO 29 is insured for $15 million (subject to applicable deductibles) and has a net book value of approximately $7.6 million. ENSCO's maximum insurance deductible for all rig damage resulting from the hurricane is $5.5 million.

Statements contained in this press release that state Company or management intentions, anticipations, hopes, beliefs, expectations or predictions of future events are forward-looking statements. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to the condition of the ENSCO 7500, ENSCO 29, and other Company drilling rigs in the Gulf of Mexico. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) the actual condition of ENSCO 7500, ENSCO 29, and other Company rigs in the Gulf of Mexico, (ii) the amount and applicability of insurance related to the Company's rigs in the Gulf of Mexico, (iii) the operational and other risks associated with Hurricane Katrina, (iv) the actual extent of damage to the Company's rigs as a result of Hurricane Katrina and the resulting revenue loss or impact on continuation of the related drilling commitments, and (v) such other risks as are described from time to time in the Company's SEC filings. Copies of such filings may be obtained at no charge by contacting the Company's Investor Relations Department at 214-397-3045 or the investor relations section of the Company's website at http://www.enscous.com.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions, or circumstances upon which any such statements are based.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011